Exhibit 10(a)

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of September 30, 2020 (this “Amendment”), is entered into among WD-40 COMPANY, a Delaware corporation (the “Company”), WD-40 COMPANY LIMITED  (“WD-40 UK”), the Guarantors party hereto (together with the Company and WD-40 UK, each a “Loan Party” and collectively the “Loan Parties”) and BANK OF AMERICA, N.A. (the “Lender”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (defined below).

RECITALS

A.The Loan Parties and the Lender entered into that certain Amended and Restated Credit Agreement dated as of March 16, 2020  (as amended and modified from time to time, the “Credit Agreement”).

B.The parties hereto have agreed to amend the Credit Agreement as provided herein.

C.In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1.Amendments.

(a)The following new definition is hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“First Amendment Effective Date” means September 30, 2020.

(b)The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 7.02(a):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	LIBOR Rate Loans	Prime Rate Loans
1	< 2.00 to 1.0	0.15%	1.00%	1.00%	0.00%
2	< 3.00 to 1.0 but > 2.00 to 1.0	0.15%	1.25%	1.25%	0.25%
3	> 3.00 to 1.0	0.15%	1.50%	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a);  provided,  however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier  3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the First Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending August 31, 2020 shall be determined based upon Pricing Tier 1.

If, as a result of any restatement of or other adjustment to the financial statements of the Company and its Subsidiaries or for any other reason, the Company or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Lender promptly on demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

(c)The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Maturity Date” means September 30, 2025; provided,  however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

(d)Section 1.03(c) of the Credit Agreement is hereby amended to read as follows:

(c)Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to (i) any Disposition of all of the Equity Interests of, or all or substantially all of the assets of, a Subsidiary, (ii) any Disposition of a line of business or division of the Company or Subsidiary, or (iii) any Acquisition, in each case, occurring during the applicable period.

(e)Section 8.02 of the Credit Agreement is hereby amended to read as follows:

8.02Investments.

Make or permit to exist any Investments, except:

(a)Investments held in the form of cash or Cash Equivalents;

(b)Investments existing as of November 15, 2017;

(c)Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d)Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Guarantees permitted by Section 8.03;

(g)Permitted Acquisitions;

(h)intercompany loans,  advances and capital contributions made by any Loan Party to any of its Subsidiaries which are not Loan Parties (i) made prior to the First Amendment Effective Date and (ii) made on or after the First Amendment Effective Date, in an amount not to exceed $10,000,000 in the aggregate at any time outstanding; and

(i)Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $15,000,000 in the aggregate at any time outstanding.

(f)Section 8.03(f) of the Credit Agreement is hereby amended to read as follows:

(f)other unsecured Indebtedness (including any Indebtedness arising under the Note Purchase Agreement) in an aggregate principal amount not to exceed $125,000,000 at any one time outstanding;

(g)Section 8.06(c) of the Credit Agreement is hereby amended to read as follows:

(c)so long as immediately prior and after giving effect thereto (i) no Default exists and (ii) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis, the Company may make cash dividends; and

(h)Section 8.11(a) of the Credit Agreement is hereby amended to read as follows:

(a)Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.50 to 1.00.

2.Effectiveness; Conditions Precedent.  This Amendment shall be effective, as of the date hereof, upon satisfaction of the following conditions precedent:

(a)The Lender shall have received copies of this Amendment duly executed by the Loan Parties.

(b)The Lender shall have received (i) such resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Loan Parties as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which each Loan Party is a party; (ii) (A) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable or  (B) a certification that such Loan Party has not modified its Organization Documents since such documents were delivered to the Lender on the Closing Date and such Organization

Documents remain in full force and effect,  in each case, certified by a Responsible Officer of such Loan Party to be true and correct as of the date hereof and (iii) such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization.

(d)Receipt by the Lender of a copy of an executed amendment to the Note Purchase Agreement in form and substance reasonably satisfactory to the Lender.

(e)Receipt by the Lender of all fees and expenses owed by the Loan Parties to the Lender in connection with this Amendment.

(f)The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Lender in connection with this Amendment (directly to such counsel if requested by the Lender).

3.Ratification of Loan Documents.  Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents.  This Amendment is a Loan Document.

4.Authority/Enforceability.  Each Loan Party represents and warrants as follows:

(a)It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms.

(c)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment, or, if such consent is required, it has been obtained.

(d)The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of its Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to it or any of its Subsidiaries.

5.Representations and Warranties of the Loan Parties.  Each Loan Party represents and warrants that after giving effect to this Amendment (a) the representations and warranties of the Loan Party set forth in Article VI of the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (b) no event has occurred and is continuing which constitutes a Default.

6.Counterparts/Telecopy-pdf.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Amendment by telecopy or pdf shall be effective as an original.

7.Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the state of California.

IN WITNESS WHEREOF,  the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COMPANY:	WD-40 COMPANY,
a Delaware Corporation

	By:	/s/ JAY W. REMBOLT
	Name:	Jay W. Rembolt
	Title:	Treasurer and Chief Financial Officer

DESIGNATED BORROWER	WD-40 COMPANY LIMITED,
GUARANTOR:	a company incorporated in England and Wales

	By:	/s/ GARRY O. RIDGE
	Name:	Garry O. Ridge
	Title:	Director

GUARANTORS:	WD-40 MANUFACTURING COMPANY,
a California corporation

	By:	/s/ JAY W. REMBOLT
	Name:	Jay W. Rembolt
	Title:	Treasurer and Chief Financial Officer

HPD LABORATORIES INC.,
a Delaware corporation

	By:	/s/ JAY W. REMBOLT
	Name:	Jay W. Rembolt
	Title:	Treasurer and Chief Financial Officer

HEARTLAND CORPORATION,
a Kansas corporation

	By:	/s/ JAY W. REMBOLT
	Name:	Jay W. Rembolt
	Title:	Treasurer and Chief Financial Officer

LENDER:	BANK OF AMERICA, N.A.,
as a Lender,

	By:	/s/ AARON MARKS
	Name:	Aaron Marks
	Title:	Senior Vice President

WD-40 COMPANY

FIRST AMENDMENT